EXHIBIT 23.4

                                AWARENESS LETTER


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

      Re:   Titanium Metals Corporation
            Registration Form S-8

Gentlemen:

      We are aware that our report dated May 6, 1996 on our review of the unaudited consolidated interim financial information of Titanium Metals Corporation as of March 31, 1996 and for the three-month periods ended April 2, 1995 and March 31, 1996 and our review of the pro forma condensed consolidated statement of operations of Titanium Metals Corporation for the three-month period ended March 31, 1996, are incorporated by reference in this Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



Coopers & Lybrand L.L.P.

Denver, Colorado
January 24, 1997